Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Reports Improved First Quarter 2017 Results

Highlights
●
First quarter U.S. GAAP earnings per diluted share of 38 cents vs. a loss of 90 cents in 2016; first quarter comparable earnings per diluted share of 76 cents vs. 59 cents in 2016, an increase of 29 percent

●	Higher global beverage and aerosol can demand and contribution from the 2016 beverage container acquisition drove higher comparable operating results

●	Aerospace contracted backlog of $1.4 billion at the end of first quarter

●	Company reaffirms 2017 and long-term financial goals

●
Board announced 2-for-1 stock split and 54 percent quarterly dividend increase effective May 16 and June 15, respectively; in excess of 20 million post-split shares available for repurchase under existing authorization

BROOMFIELD, Colo., May 4, 2017 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, first quarter 2017 net earnings attributable to the corporation of $68 million (including the net effect of after-tax charges of $68 million, or 38 cents per diluted share for business consolidation and other non-comparable costs) or 38 cents per diluted share, on sales of $2.5 billion, compared to a net loss of $127 million attributable to the corporation, or a loss of 90 cents per diluted share (including the net effect of after-tax charges of $213 million, or $1.49 per diluted share for business consolidation costs, economic hedging losses, and debt refinancing and other costs), on sales of $1.8 billion in 2016. Ball's comparable first quarter 2017 results were net earnings of $136 million, or 76 cents per diluted share, compared to $86 million, or 59 cents per diluted share in 2016. Year-over-year earnings per share figures include the impact of shares issued for the recent acquisition and exclude the impact of the company's recently announced two-for-one stock split, which will be effective on May 16, 2017.
    During the second half of 2016, Ball realigned its operating segments as a result of the Rexam transaction. The company retrospectively adjusted prior period amounts to conform to the current segment presentation. Comparable operating results prior to June 30, 2016, exclude the effects of the Rexam transaction. Details of comparable segment earnings, business consolidation activities and other non-comparable costs, as well as descriptions of the company's new business segments, can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. Regional beverage packaging segment volumes referenced in today's news release reflect the pro forma effects of the Rexam transaction and related divestitures.
On April 26, 2017, Ball announced a two-for-one split of the company's common stock, effective May 16 to shareholders of record on May 8, and a 54 percent increase in the company's quarterly cash dividend,

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

payable June 15 to sharerholders of record on June 1, Ball's existing share repurchase authorization exceeds 20 million of the company's post-split shares.

    "Our first quarter results from operations exceeded our expectations and higher corporate costs were offset by a lower effective tax rate. The company's global beverage can volume increased in the quarter on a pro forma basis led by improved volumes in the Americas and Europe, global metal aerosol growth offset continued declines in U.S. food cans and aerospace won additional work," said John A. Hayes, chairman, president and chief executive officer. "Higher corporate costs were driven by higher compensation costs and certain one-time items that are expected to recede in the second half of the year. We, once again, reaffirm our financial goals for 2017 through 2019 and we are on track to recognize at least $150 million of the targeted $300 million plus synergies largely in the second half of 2017."

Beverage Packaging, North and Central America
Beverage packaging, North and Central America, comparable segment operating earnings in the first quarter of 2017 were $123 million on sales of $949 million, compared to $93 million on sales of $734 million in 2016.
First quarter results include the benefit of acquired assets and continued growth in specialty packaging particularly in the energy, alternative beverage and beer categories. Overall pro forma volumes for the segment were up mid-single digits. Manufacturing performance improved in the seasonally small quarter due to better absorption and the lack of plant and project start-up costs versus last year.

Beverage Packaging, South America
Beverage packaging, South America, comparable segment operating earnings for the first quarter 2017 were $58 million on sales of $371 million, compared to $18 million on sales of $126 million during the same period in 2016.
First quarter revenues and operating earnings were higher due largely to the inclusion of operations from the acquisition. After a slow start to the year, overall beverage can pro forma volume improved sequentially throughout the quarter, and finished up mid-single digits. Package mix shift into specialty cans continues and during the quarter, specialty cans represented approximately 50 percent of the package mix for the segment.

Beverage Packaging, Europe
Beverage packaging, Europe, comparable segment operating earnings for the first quarter 2017 were $47 million on sales of $508 million, compared to $39 million on sales of $356 million during the same period in 2016.
Comparable segment earnings in the first quarter reflect the inclusion of operations from the acquisition.  Overall demand was up low single digits led by solid demand trends across continental Europe and continued growth in Eastern Europe. To further align costs, capabilities and resources across the European manufacturing

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

network, the company announced its intention to cease production at its Recklinghausen, Germany, facilities. Customers currently being supported out of these locations are expected to be serviced from Ball's remaining European facilities.

Food and Aerosol Packaging
Food and aerosol packaging comparable segment operating earnings for the first quarter 2017 were $21 million on sales of $272 million, compared to $20 million on sales of $284 million during the same period in 2016.
During the first quarter, mid-single digit aerosol volume growth, particularly in North America, Europe and India, offset mid-single digit U.S. food can volume declines in the segment. Also in the quarter, the company announced the sale of its Hubbard, Ohio, paint and general line business and production ceased at the Weirton, West Virginia, tinplate metal service center in early April. Management continues to focus on reducing invested capital, increasing plant efficiencies and aligning costs across the segment.

Aerospace
Aerospace comparable segment operating earnings for the first quarter 2017 were $21 million on sales of $236 million, compared to $18 million on sales of $180 million during the same period in 2016.
Contracted backlog ended the quarter at $1.4 billion. The company recently broke ground on the expansion of its Westminster, Colorado, aerospace manufacturing center. This project, as well as additional capital expenditures to expand testing and engineering capabilities, will further support anticipated quarter-on-quarter segment earnings improvement throughout 2017.

Outlook
"Our quarter-end net debt of $7.5 billion is right on top of our forecast and reflects the normal seasonal working capital build in our packaging businesses. We continue to expect that our 2017 free cash flow will be in the range of $750 million to $850 million after capital spending of approximately $500 million," said Scott C. Morrison, senior vice president and chief financial officer.
"We are pleased with our progress. The company remains on pace to deliver on its free cash flow, EVA dollar growth, diluted earnings per share growth and cost savings targets for 2017 and beyond. As we move closer to our 3.5 times net debt to comparable EBITDA target in 2017, we look forward to returning additional value to our shareholders in the form of share repurchases and higher dividends," Hayes said.

About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

Corporation and its subsidiaries employ 18,450 people worldwide and reported 2016 net sales of $9.1 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details
Ball Corporation (NYSE: BLL) will hold its first quarter 2017 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800‑672‑1467. International callers should dial 303‑223‑4394. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/99yzkmrb

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on May 4, 2017, until 11 a.m. Mountain time on May 11, 2017. To access the replay, call 800‑633‑8284 (North American callers) or 402‑977‑9140 (international callers) and use reservation number 21848202. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10‑K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and synergies; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

# # #

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

Condensed Financial Statements (First Quarter 2017)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2017	2016

Net sales	$2,473	$1,756

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,975)	(1,416)
Depreciation and amortization	(148)	(75)
Selling, general and administrative	(143)	(108)
Business consolidation and other activities	(55)	(267)
	(2,321)	(1,866)

Earnings (loss) before interest and taxes	152	(110)

Interest expense	(68)	(38)
Debt refinancing and other costs	-	(61)
Total interest expense	(68)	(99)
Earnings (loss) before taxes	84	(209)
Tax (provision) benefit	(22)	83
Equity in results of affiliates, net of tax	8	(1)

Net earnings (loss)	70	(127)

Less net earnings attributable to noncontrolling interests	(2)	-

Net earnings (loss) attributable to Ball Corporation	$68	$(127)

Earnings (loss) per share:
Basic	$0.39	$(0.90)
Diluted	$0.38	$(0.90)

Weighted average shares outstanding (000s):
Basic	175,024	141,793
Diluted	178,967	141,793

Condensed Financial Statements (First Quarter 2017)

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
($ in millions)	2017	2016

Cash Flows from Operating Activities:
Net earnings (loss)	$70	$(127)
Depreciation and amortization	148	75
Business consolidation and other activities	55	267
Deferred tax provision (benefit)	2	(50)
Other, net	7	10
Changes in working capital (a)	(680)	(561)
Cash provided by (used in) operating activities	(398)	(386)
Cash Flows from Investing Activities:
Capital expenditures	(125)	(138)
Business acquisitions and dispositions, net	31	(36)
Other, net	3	(11)
Cash provided by (used in) investing activities	(91)	(185)
Cash Flows from Financing Activities:
Changes in borrowings, net	408	704
Net issuances (purchases) of common stock	(4)	(91)
Dividends	(23)	(19)
Other, net	(1)	(22)
Cash provided by (used in) financing activities	380	572
Effect of currency exchange rate changes on cash	(30)	(20)
Change in cash	(139)	(19)
Cash - beginning of period	597	224
Cash - end of period	$458	$205

(a)	Includes payments of costs associated with the acquisition of Rexam and the sale of the Divestment Business.

Condensed Financial Statements (First Quarter 2017)

Unaudited Condensed Consolidated Balance Sheets

	March 31,
($ in millions)	2017	2016

Assets
Current assets
Cash and cash equivalents	$458	$205
Receivables, net	1,695	1,022
Inventories, net	1,554	956
Other current assets	200	140
Total current assets	3,907	2,323
Property, plant and equipment, net	4,403	2,730
Goodwill	5,152	2,251
Restricted cash	-	2,099
Intangible assets, net	1,917	200
Other assets	1,265	456

Total assets	$16,644	$10,059

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$497	$391
Payables and other accrued liabilities	2,521	1,841
Total current liabilities	3,018	2,232
Long-term debt	7,476	5,408
Other long-term liabilities	2,427	1,341
Shareholders' equity	3,723	1,078

Total liabilities and shareholders' equity	$16,644	$10,059

Notes to the Condensed Financial Statements (First Quarter 2017)

1.	Business Segment Information

During the third quarter of 2016, Ball made certain segment realignments as a result of the Rexam acquisition and sale of Ball's existing beverage packaging businesses and select beverage can assets of Rexam (the Divestment Business) to align with how Ball now manages its businesses. Ball has retrospectively adjusted prior period amounts to conform to the current segment presentation. Ball's operations are organized and reviewed by management along its product lines and geographical areas and presented in the five reportable segments outlined below:

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.

Beverage packaging, Europe: Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.

Food and aerosol packaging: Consists of operations in the U.S., Europe, Canada, Mexico, Argentina and India that manufacture and sell steel food and aerosol containers, extruded aluminum aerosol containers and aluminum slugs.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of non-reportable segments in Asia Pacific and AMEA that manufacture and sell metal beverage containers, undistributed corporate expenses, intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Notes to the Condensed Financial Statements (First Quarter 2017)

1.	Business Segment Information (continued)

	Three Months Ended
	March 31,
($ in millions)	2017	2016

Net sales
Beverage packaging, North and Central America	$949	$734
Beverage packaging, South America	371	126
Beverage packaging, Europe	508	356
Food and aerosol packaging	272	284
Aerospace	236	180
Reportable segment sales	2,336	1,680
Other	137	76
Net sales	$2,473	$1,756

Comparable operating earnings
Beverage packaging, North and Central America	$123	$93
Beverage packaging, South America	58	18
Beverage packaging, Europe	47	39
Food and aerosol packaging	21	20
Aerospace	21	18
Reportable segment comparable operating earnings	270	188
Other (a)	(31)	(31)
Comparable operating earnings	239	157
Reconciling items
Business consolidation and other activities	(55)	(267)
Amortization of acquired Rexam intangibles	(32)	-
Earnings (loss) before interest and taxes	152	(110)
Interest expense	(68)	(38)
Debt refinancing and other costs	-	(61)
Total interest expense	(68)	(99)
Earnings (loss) before taxes	84	(209)
Tax (provision) benefit	(22)	83
Equity in results of affiliates	8	(1)
Net earnings (loss)	70	(127)
Less net earnings attributable to noncontrolling interests	(2)	-
Net earnings (loss) attributable to Ball Corporation	$68	$(127)

(a)	Includes undistributed corporate expenses of $45 million for the first quarter 2017 and $22 million for the first quarter of 2016.

Notes to the Condensed Financial Statements (First Quarter 2017)

2.	Non-Comparable Items

	Three Months Ended March 31,
($ in millions)	2017	2016

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Reidsville facility closure costs (1)	$(3)	$-
Individually insignificant items	(1)	(3)
Other non-comparable items
Amortization of acquired Rexam intangibles (2)	(6)	-
Total beverage packaging, North and Central America	(10)	(3)

Beverage packaging, South America
Business consolidation and other activities
Individually insignificant items	3
Other non-comparable items
Amortization of acquired Rexam intangibles (2)	(9)	-
Total beverage packaging, South America	(6)	-

Beverage packaging, Europe
Business consolidation and other activities
Rexam transaction related costs (3)	(2)	(4)
Individually insignificant items	(1)	-
Other non-comparable items
Amortization of acquired Rexam intangibles (2)	(15)	-
Total beverage packaging, Europe	(18)	(4)

Food and aerosol packaging
Weirton facility closure costs (4)	(3)	(9)
Gain on sale of Hubbard facility (5)	15	-
Individually insignificant items	(2)	(5)
Total food and aerosol packaging	10	(14)

Other
Business consolidation and other activities
Divestment Business indemnities (6)	(27)	-
Gain (loss) on sale of the Divestment Business (7)	(14)	-
Rexam acquisition related compensation arrangements (9)	(9)	-
Rexam transaction related costs (3)	(5)	(24)
Currency exchange gain (loss) for restricted cash, intercompany loans and 2020, 2023 euro senior notes (8)	-	(96)
Economic hedge - currency exchange rate risk (3)	-	(88)
Cross-currency swap (10)	-	(36)
Individually insignificant items	(6)	(2)
Other non-comparable items
Amortization of acquired Rexam intangibles (2)	(2)	-
Total other	(63)	(246)

Total business consolidation and other activities	(55)	(267)
Total other non-comparable items	(32)	-
Total non-comparable items	(87)	(267)

Tax effect on business consolidation and other activities	10	96
Tax effect on other non-comparable items	9	-
Individually insignificant items	-	(2)
Total tax effect	19	94
Total non-comparable items, net of tax	$(68)	$(173)

Notes to the Condensed Financial Statements (First Quarter 2017)

2.	Non-Comparable Items (continued)

	Three Months Ended March 31,
($ in millions)	2017	2016

Debt Refinancing and Other Costs
Interest expense on 3.5% and 4.375% senior notes (11)	$-	$(25)
Economic hedge - interest rate risk (3)	-	(16)
Refinancing of bridge and revolving credit facilities (12)	-	(13)
Amortization of unsecured, committed bridge facility financing fees (13)	-	(7)
Total debt refinancing and other costs	-	(61)
Tax effect on debt refinancing and other costs	-	21
Total debt refinancing and other costs, net of tax	$-	$(40)

(1)
In December 2016, the company announced the planned closure of its beverage packaging facility in Reidsville, North Carolina, which is expected to cease production in the middle of 2017. The charges in the first quarter of 2017 were composed of employee severance and accelerated depreciation.

(2)	During the first quarter of 2017, the company recorded amortization expense for customer relationships and other intangible assets identified as part of the June 30, 2016, Rexam acquisition.

(3)	During the first quarter of 2017 and 2016, the company recorded charges for professional services and other costs associated with the June 30, 2016, acquisition of Rexam.

Also during the first quarter of 2016, the company recorded gains and losses associated with financial instruments purchased to reduce its currency exchange rate exposure associated with the British pound denominated cash portion of the Rexam acquisition purchase price and purchased derivative financial instruments to mitigate its exposure to interest rate changes associated with anticipated debt issuances to pay the cash portion of the Rexam acquisition purchase price.

(4)
During the first quarter of 2016, the company announced the closure of its food and aerosol packaging flat sheet production and end-making facility in Weirton, West Virginia, which ceased production during the first quarter of 2017. Charges during the first quarter of 2017 and 2016 were composed of facility shutdown costs and accelerated depreciation.

(5)	During the first quarter of 2017, the company sold its food and aerosol packaging paint and general line can plant in Hubbard, Ohio, and recognized a gain associated with the sale of the plant.

(6)
In connection with the sale of the Divestment Business to Ardagh on June 30, 2016, the company provided indemnifications for the uncertain tax positions of the Divestment Business. During the three months ended March 31, 2017, the company recorded $27 million in business consolidation and other costs for an increase in the estimated amount of the claims covered by the indemnifications, as a result of a tax audit in Germany and settlement discussions entered into with the German tax authorities in April.

(7)
The sale of the Divestment Business was completed immediately after the Rexam acquisition on June 30, 2016, for $3.42 billion, subject to customary closing adjustments. The company expects to complete the purchase accounting for Rexam as of June 30, 2017. During the first quarter of 2017, a reduction in the gain on sale of $14 million was recognized in connection with changes in the estimated closing adjustments associated with the sale of the Ball portion of the Divestment Business.

(8)
During the first quarter of 2016, the company recorded net foreign currency exchange losses from the revaluation of foreign currency denominated restricted cash, and intercompany loans related to the cash component of the Rexam acquisition purchase price and the revaluation of euro-denominated debt.

(9)	During the first quarter of 2017, the company incurred ongoing charges for long term incentive and other compensation arrangements associated with the Rexam acquisition.

(10)
In connection with the issuance of $1 billion of U.S. dollar senior notes due 2020, the company executed cross-currency swaps during the first quarter of 2016 to convert the fixed-rate U.S. dollar debt issuance to fixed-rate euro debt for the life of the notes to more effectively match the future cash flows of our business.

Notes to the Condensed Financial Statements (First Quarter 2017)

2.	Non-Comparable Items (continued)

(11)
During the first quarter of 2016, the company recorded interest expense associated with the $1 billion of 4.375 percent senior notes and €400 million of 3.5 percent senior notes, both due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023. In July 2016 Ball used the net proceeds to fund a portion of the cash component of the purchase price in connection with the acquisition of Rexam.

(12)
In March 2016, the company entered into a new $4.1 billion senior secured credit facility which includes a multicurrency revolving facility, a Term A U.S. dollar loan and a Term A euro loan all maturing in 2021. Ball used the net proceeds from the Term A U.S. dollar loan and the Term A euro loan to fund a portion of the cash component of the proposed Rexam acquisition purchase price.

(13)
During the first quarter of 2016, the company recorded charges for the amortization of deferred financing costs associated with the committed bridge facility entered into in connection with the Rexam acquisition.

3.	Non-U.S. GAAP Measures

Non-U.S. GAAP Measures - Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings.

Comparable Operating Earnings and Comparable Net Earnings - Comparable Operating Earnings is earnings before interest, taxes and business consolidation and other non-comparable costs, and Comparable Net Earnings is earnings before business consolidation costs and other non-comparable costs after-tax. We use Comparable earnings before interest, taxes, depreciation and amortization (EBITDA), Comparable Operating Earnings and Comparable Net Earnings internally to evaluate the company's operating performance.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2017	2016

Net earnings (loss) attributable to Ball Corporation	$68	$(127)
Add: Business consolidation and other activities	55	267
Add: Amortization of acquired Rexam intangibles	32	-
Add: Debt refinancing and other costs	-	61
Add: Tax effect on above items	(19)	(115)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$136	$86
Per diluted share before above transactions	$0.76	$0.59	(a)

(a)
The company reported a U.S. GAAP net loss in the first three months of 2016 and, as a result, all potentially issuable securities were excluded in the diluted earnings per share calculation as their effect would have been anti-dilutive. Had the securities been included, weighted average shares applicable to diluted earnings per share would have been 145,100. Comparable net earnings for the first three months of 2016 was positive; therefore, 145,100 weighted average shares were used to calculate diluted earnings per share for comparable net earnings.

Notes to the Condensed Financial Statements (First Quarter 2017)

3.	Non-U.S. GAAP Measures (continued)

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended
	March 31,
($ in millions)	2017	2016

Net earnings (loss) attributable to Ball Corporation	$68	$(127)
Add: Net earnings attributable to noncontrolling interests	2	-
Net earnings (loss)	70	(127)
Less: Equity in results of affiliates, net of tax	(8)	1
Add: Tax provision (benefit)	22	(83)
Earnings (loss) before taxes	84	(209)
Add: Total interest expense	68	99
Earnings (loss) before interest and taxes	152	(110)
Add: Business consolidation and other activities	55	267
Add: Amortization of acquired Rexam intangibles	32	-
EBIT before above transactions (Comparable Operating Earnings)	$239	$157

4.	Subsequent Event

On April 26, 2017, the company's board of directors declared a two-for-one split of Ball Corporation's common stock. The stock split will be effective May 16, 2017, for shareholders of record on May 8, 2017. Amounts in this earnings release have not been adjusted to reflect this announced stock split.